Exhibit 3(ii)(a)

RESOLUTIONS OF BOARD OF DIRECTORS OF
FIRST HORIZON NATIONAL CORPORATION
JANUARY 18, 2005

RESOLVED, that, effective this January 18, 2005, Section 3.2 of the Bylaws be, and hereby is, amended by deleting the first sentence thereof and substituting therefore the following: "The Board of Directors shall consist of twelve members."

FURTHER RESOLVED, that, effective April 19, 2005, the Bylaws be, and hereby are, amended by deleting the first sentence of Section 3.2 thereof and substituting therefore the following: "The Board of Directors shall consist of eleven members."